Exhibit 99.1

Catalyst Pharmaceuticals Appoints Paul J. Merrigan as Chief Commercial Officer

CORAL GABLES, Fla., Aug 17, 2015 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced the appointment of Paul J. Merrigan as Chief Commercial Officer. Mr. Merrigan will be responsible for leading Catalyst’s marketing, sales and commercial operations. He replaces Richard Daly, who served as interim Chief Commercial Officer during the search. Mr. Daly will continue in his role as a member of the board of directors.

“Paul brings a wealth of commercial experience to Catalyst from a variety of senior roles at several leading rare disease biopharmaceutical companies,” said Patrick J. McEnany, Chief Executive Officer. “In addition, Paul has extensive knowledge in the commercialization of novel therapeutics for orphan indications and specific knowledge in commercialization of therapeutics for rare neuromuscular disorders. Paul is passionate about his desire to provide safe and effective therapies to patients suffering from rare diseases. He is the perfect addition to Catalyst and our senior leadership team as we build our sales and marketing capabilities in preparation for the commercialization of Firdapse®.”

“I’m excited to help prepare for a launch that will bring a product to the LEMS community that I believe serves a significant unmet medical need,” added Mr. Merrigan. “With the rolling NDA submission underway, I look forward to working with the Catalyst team to make a meaningful difference for patients and build upon the great work that has already been done to develop and ready the market in advance of a potential product launch.”

Prior to joining Catalyst, Mr. Merrigan served as Vice President, Global Marketing at Aegerion Pharmaceuticals. Following the successful launch of Aegerion’s Juxtapid®/Lojuxta® for the rare disease homozygous familial hypercholesterolemia, he transitioned into the role of Vice President, Commercial Strategy and Advocacy. In that role, he was responsible for strategic planning, portfolio management, global market access and pricing of commercial products and patient advocacy, and recently, following Aegerion’s acquisition of this product, he led the commercial integration and re-launch of Myalept® for the orphan disease generalized lipodystrophy in the US market.

Mr. Merrigan was previously Vice President and General Manager of Neuromuscular Diseases at Genzyme Corporation, where he was responsible for the US and global launch and commercialization of Myozyme®/Lumizyme® for the orphan indication Pompe disease and also responsible for leading the strategic commercial development of a product for Duchenne muscular dystrophy under a strategic alliance joint venture. Mr. Merrigan also held various positions within Genzyme, including Vice President of Global Strategic Marketing for Hereditary Angioedema, Senior Director of Global Marketing for Gaucher Disease, Director of Health Economics and Outcomes Assessment and Associate Director of Clinical Marketing Programs.

Prior to joining Genzyme, Mr. Merrigan held positions at Genentech, Marion Laboratories and Pfizer in the areas of sales, marketing and research. Mr. Merrigan received his B.S in chemistry from Trinity College in Hartford, CT and his Executive M.B.A. from Boston University.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), infantile spasms, and Tourette’s Disorder. Catalyst’s lead candidate, Firdapse® for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse® for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and orphan drug designation for LEMS and CMS. Firdapse® is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette’s Disorder. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse® will expedite the development and review of Firdapse® by the FDA or the likelihood that the product will be found to be safe and effective, what clinical trials and studies will be required before Catalyst can submit an NDA for Firdapse® for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether an NDA for Firdapse® will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether, if an NDA for Firdapse® is accepted for filing, such NDA will be given a priority review by the FDA ,whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette’s Disorder or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2014 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

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